Exhibit 10.17

EXECUTION VERSION

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Agreement”) is entered into as of June 5, 2026 by and among (i) Live Oak Acquisition Corp. V, a Cayman Islands exempted company (together with its successors, including after giving effect to the Domestication (as defined below), “SPAC”), (ii) Live Oak Sponsor V LLC, a Delaware limited liability company (the “Sponsor”), and (iii) the undersigned shareholder of SPAC set forth on the signature page hereto (“Shareholder”). SPAC, the Sponsor and Shareholder are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and is entitled to dispose of (or to direct the disposition of) the number of Class A ordinary shares, par value $0.0001 per share (together with any shares of common stock of SPAC issued for ordinary shares in the Domestication, “Ordinary Shares”), of SPAC as set forth underneath Shareholder’s name on the signature page hereto (such Ordinary Shares, the “Shareholder Shares”), together with any other Ordinary Shares which are directly or indirectly acquired or beneficially owned by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (such period, the “Term”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, SPAC is a special purpose acquisition company that, in accordance with its organizational documents and the final prospectus of SPAC, dated as of February 27, 2025, and filed with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-284207) on February 28, 2025 (the “IPO Prospectus”), is required to redeem all of its outstanding public shares and dissolve and liquidate if it does not consummate its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) within twenty-one (21) months after the closing of its initial public offering (the “IPO”) (or 24 months from the closing of the IPO if it executes a definitive agreement for an initial business combination within 21 months from the closing the IPO) (subject to extension by SPAC by amendment to its organizational documents);

WHEREAS, on November 14, 2025, SPAC entered into that certain Agreement and Plan of Merger (as may be amended, modified, supplemented and/or restated from time to time in accordance with the terms thereof, the “Merger Agreement”) by and among SPAC, Catalyst Sub Inc., a Delaware corporation and a wholly-owned subsidiary of SPAC (“Merger Sub”), Catalyst Sub 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of SPAC (“Merger Sub II”), the Sponsor, in its capacity as SPAC Representative thereunder, Brian Gaebe, in the capacity as Seller Representative thereunder, and Teamshares Inc., a Delaware corporation (together with its successors, “Target”), pursuant to which Merger Agreement, among other matters (a) SPAC will continue out of the Cayman Islands and become domesticated as a corporation in the state of Delaware (the “Domestication”), (b) Merger Sub will merge with and into Target (the “First Merger”), with Target surviving such merger as a wholly-owned subsidiary of SPAC (the “Surviving Corporation”) and (c) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”) upon the terms and subject to the conditions set forth therein, and as a result of which, all of the issued and outstanding capital stock of Target immediately prior to the consummation of the Mergers shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive shares of common stock, par value $0.0001, of SPAC after giving effect to the Domestication, and certain outstanding securities of Target convertible or exchangeable for capital stock of Target will be assumed by SPAC and adjusted to issue shares of common stock of SPAC, in each case subject to the terms and conditions of the Merger Agreement (the Domestication, the Mergers and the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”); and

WHEREAS, (i) SPAC and Sponsor entered into that certain Sponsor Letter Agreement (“Sponsor Letter Agreement”) on November 14, 2025, pursuant to which, among other things, Sponsor may, solely at its option, use up to 1,150,000 Class B ordinary shares, par value $0.0001 per share, of SPAC that were acquired by the Sponsor prior to the IPO (the “Founder Shares”) to secure Trust Account non-redemption arrangements and (ii) on April 1, 2026, SPAC, Sponsor, the Company and the other parties thereto entered into an amendment (the “Second Insider Letter Amendment”) to that certain letter agreement dated as of February 27, 2025 (the “Original Insider Letter”) pursuant to which up to 1,150,000 Founder Shares used by the Sponsor to secure Trust Account non-redemption arrangements pursuant to the Sponsor Letter Agreement shall, effective upon the Closing, be released from the transfer restrictions in the Original Insider Letter.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

WAIVER AND TRANSFER RESTRICTIONS

Section 1.1 Waiver of Redemption Rights. Shareholder hereby waives and agrees not to exercise any right that it may have to elect to have SPAC redeem or convert any Subject Shares, whether in connection with the Transactions or any amendment of SPAC’s organizational documents after the date hereof to extend SPAC’s deadline to consummate its Business Combination (an “Extension”), and to reverse and revoke any prior redemption or conversion elections made with respect to the Subject Shares. The waiver granted by Shareholder pursuant to this Section 1.1 is irrevocable unless and until this Agreement is terminated in accordance with Section 3.1 and is granted in consideration of SPAC and Sponsor entering into this Agreement and incurring certain related fees and expenses and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

Section 1.2 Transfer Restrictions. Shareholder hereby covenants and agrees that, during the Term, Shareholder shall not, and shall cause its affiliates not to, directly or indirectly, without SPAC’s prior written consent: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or consent to a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Shareholder’s ability to perform its obligations under this Agreement.

Section 1.3 Acknowledgements. In furtherance of the foregoing restrictions in this Article I, Shareholder hereby:

(a) authorizes SPAC to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of the Subject Shares with respect to any Transfer not permitted hereunder and to include in each book-entry for Subject Shares the following notation, and each certificate (if any) evidencing the Subject Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form: “THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN TRANSFER AND NON-REDEMPTION RESTRICTIONS PURSUANT TO THAT CERTAIN NON-REDEMPTION AGREEMENT, DATED AS OF JUNE 5, 2026, BY AND AMONG LIVE OAK ACQUISITION CORP. V (THE “ISSUER”), LIVE OAK SPONSOR V LLC AND THE SHAREHOLDER OF THE ISSUER NAMED THEREIN. ANY TRANSFER OF SUCH SHARES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER”;

(b) irrevocably constitutes and appoints SPAC and its designees, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to revoke any redemption election made with respect to any Subject Shares and to cause SPAC’s transfer agent to fail to redeem such Subject Shares in connection with the Transactions or any Extension; and

(c) in the event (i) of a breach of Section 1.2 or (ii) that a redemption election is made and not revoked with respect to any Subject Shares (the “Redeemed Shares”), unconditionally and irrevocably agrees to, or cause its affiliate to, if requested in writing by SPAC, subscribe for and purchase, from SPAC (or from its assignee(s) or designee(s), including, if applicable, its equityholders), the same number of such Redeemed Shares, for a per share purchase price equal to the greater of (A) the amount to be received for each Redeemed Share in connection with such redemption or (B) the dollar volume-weighted average price of the Ordinary Shares on the principal securities exchange or securities market on which the Ordinary Shares are then traded during the period beginning at 9:30:01 a.m., New York time, on the day that is twenty days prior to the date of redemption, and ending at 4:00:00 p.m., New York time, on the day immediately prior to the date of redemption, as reported by Bloomberg through its “HP” function (set to weighted average).

ARTICLE II

CONSIDERATION

Section 2.1 Consideration. In consideration of Shareholder’s covenants under this Agreement, subject to Shareholder’s compliance with its obligations under the Agreement, the Sponsor hereby agrees to transfer upon the Closing to Shareholder a number of Founder Shares as set forth underneath Sponsor’s name on the signature page hereto (such transferred shares, the “Transferred Sponsor Shares”). The Parties each hereby agree that by their execution and delivery of this Agreement, effective upon and subject to the Closing, Shareholder shall become a party to the Amended and Restated Registration Rights Agreement, to be dated as of the date of the Closing (the “Amended and Restated Registration Rights Agreement”), by and among SPAC, Sponsor, the Sponsor Holders (as defined therein), the PIPE Holders (as defined therein) and the Other Holders (as defined therein) party thereto, as a Holder.

ARTICLE III

TERMINATION

Section 3.1 Termination. This Agreement shall automatically terminate, and no Party shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect, upon the earliest to occur of (a) the mutual written consent of the Parties or (b) the termination of the Merger Agreement in accordance with its terms; provided, that: (i) no termination of this Agreement will affect the liability of a Party for any breach of this Agreement prior to termination; and (ii) the provisions of this Section 3.1 and Section 5.13 of this Agreement will survive any termination of this Agreement and continue indefinitely.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER

Section 4.1 Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to each of SPAC and Sponsor as of the date hereof and throughout the Term as follows:

(a) Shareholder has been furnished by or on behalf of SPAC all information (or provided access to all information it reasonably requested) regarding the business and financial condition of SPAC, Target, the expected plans for future business activities and the merits and risks of an investment in the Subject Shares and the Transferred Sponsor Shares which Shareholder has reasonably requested or otherwise needs to evaluate the investment in the Subject Shares and the Transferred Sponsor Shares. Shareholder acknowledges receipt of and has reviewed and understands the following items (the “Disclosure Documents”): (i) the IPO Prospectus, (ii) each filing made by SPAC with the SEC following the filing of the IPO Prospectus through the date of this Agreement; and (iii) the Merger Agreement, a copy of which has been filed by SPAC with the SEC. Shareholder acknowledges that no person or entity has made or makes any representation or warranty to Shareholder in respect of SPAC, the Sponsor, Target, the Subject Shares, the Transferred Sponsor Shares or the Transactions, other than the representations and warranties contained in this Agreement. In making its investment decision to hold and not redeem the Subject Shares and acquire the Transferred Sponsor Shares, Shareholder is relying solely on investigations made by Shareholders and its representatives and the Disclosure Documents.

(b) Shareholder acknowledges that the Transferred Sponsor Shares have not been registered for resale under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and cannot be sold unless registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Pursuant to the foregoing, Shareholder acknowledges that until such time as the resale of the Transferred Sponsor Shares have been registered under the Securities Act or may otherwise may be sold pursuant to an exemption from registration, any certificates representing (or book-entry recordings of) any Transferred Sponsor Shares shall bear a customary restrictive legend or notation (and a stop-transfer order may be placed against transfer of any certificates evidencing such Transferred Sponsor Shares) reflecting such limitations in form and substance reasonably acceptable to SPAC. Shareholder acknowledges that the Transferred Sponsor Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act. Shareholder understands that as a result of the foregoing transfer restrictions (without liming the rights of Shareholder under the Amended Registration Rights Agreement upon the Closing), the Shareholder may not be able to readily resell the Transferred Sponsor Shares and may be required to bear the financial risk of an investment in the Transferred Sponsor Shares for an indefinite period of time. Shareholder understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Transferred Sponsor Shares.

(c) Shareholder, if an entity, has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation. The execution, delivery and performance by Shareholder of this Agreement are within the powers of Shareholder, have been duly authorized and will not constitute or result in a breach or default under or conflict with any statute, rule or regulation applicable to Shareholder, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Shareholder is a party or by which Shareholder is bound, and will not violate any provisions of Shareholder’s organizational documents. This Agreement has been duly authorized, executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(d) Shareholder, directly or indirectly through its affiliates, owns the Shareholder Shares, free and clear of any liens (other than imposed by applicable securities laws, SPAC’s organizational documents and this Agreement). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which Shareholder or its affiliates is a party or bound with respect to the voting or transfer of any Ordinary Shares other than this Agreement.

(e) Shareholder and each of its affiliates holding Subject Shares is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Shareholder agrees to, and to cause its affiliates to, provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Shareholder or its affiliates, as applicable, is permitted to do so under applicable law. If Shareholder or its affiliates holding Subject Shares is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/Patriot Act”), Shareholder and such affiliates, as applicable, maintain policies and procedures reasonably designed to comply with applicable obligations under the BSA/Patriot Act. To the extent required, Shareholder and each of its affiliates holding Subject Shares maintains policies and procedures reasonably designed (i) for the screening of its investors against the OFAC sanctions programs and (ii) to ensure that the funds held by Shareholder and/or its designated purchasing affiliates and used to purchase the Subject Shares were legally derived.

Section 4.2 Representations and Warranties of SPAC. SPAC represents and warrants to the Shareholder that:

(a) SPAC is duly formed, validly existing and in good standing under the laws of the Cayman Islands. SPAC has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement. All corporate action required to be taken by SPAC’s Board of Directors in order to authorize SPAC to enter into this Agreement has been taken by SPAC’s Board of Directors. This Agreement has been duly authorized, executed and delivered by SPAC and is enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) Assuming the accuracy of Shareholder’s representations and warranties in Section 4.1, the execution, delivery and performance of this Agreement and the consummation by SPAC of the transactions that are the subject of this Agreement in compliance herewith will be done in accordance with the rules of the Nasdaq Capital Market (“Nasdaq”) and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which SPAC or any of its subsidiaries is a party or by which SPAC or any of its subsidiaries is bound or to which any of the property or assets of SPAC is subject, which would have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of SPAC (a “Material Adverse Effect”) or materially affect the validity of the Subject Shares or the legal authority of SPAC to comply in all material respects with the terms of this Agreement; (ii) any material violation of the provisions of the organizational documents of SPAC; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subject Shares or the legal authority of SPAC to comply with this Agreement.

(c) All reports (the “SEC Reports”) filed or required to be filed by SPAC with the SEC complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed as of the time of the execution of this Agreement and at the time of the Closing, contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods presented, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the absence of complete footnotes, and SPAC has timely filed with the SEC each SEC Report that SPAC was required to file with the SEC. A copy of each SEC Report is available to Shareholder via the SEC’s EDGAR system.

(d) Except for such matters as have been disclosed in the Disclosure Documents or that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over SPAC, pending, or, to the knowledge of SPAC, threatened in writing against SPAC, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SPAC.

(e) As of the date hereof, the Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC (and SPAC has not received any written notification of any intention by Nasdaq or the SEC) to deregister such shares or prohibit or terminate the listing of the Ordinary Shares on Nasdaq. Other than as contemplated by the Merger Agreement, SPAC has taken no action intended to result in, or that would reasonably be expected to result in, the termination of the registration of such shares under the Exchange Act.

(f) SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement (other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings as may be required by the Amended Registration Rights Agreement, (iv) those required by the Nasdaq, (v) any filings pursuant to applicable antitrust laws, (vi) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Agreement that SPAC reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on SPAC’s ability to consummate the transactions contemplated hereby.

Section 4.3 Representations and Warranties of Sponsor. Sponsor represents and warrants to the Shareholder that:

(a) Sponsor is duly formed, validly existing and in good standing under the laws of the State of Delaware. Sponsor has the limited liability company power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement. All limited liability company action required to be taken by Sponsor’s managers or managing member in order to authorize Sponsor to enter into this Agreement been taken. This Agreement has been duly authorized, executed and delivered by Sponsor and is enforceable against Sponsor in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) Assuming the accuracy of Shareholder’s representations and warranties in Section 4.1, the execution, delivery and performance of this Agreement and the consummation by Sponsor of the transactions that are the subject of this Agreement in compliance herewith will not result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Sponsor or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which Sponsor or any of its subsidiaries is a party or by which Sponsor or any of its subsidiaries is bound or to which any of the property or assets of Sponsor is subject, which would materially affect the legal authority of Sponsor to comply in all material respects with the terms of this Agreement and perform its obligations hereunder; (ii) any material violation of the provisions of the organizational documents of Sponsor; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Sponsor or any of its properties that would materially affect the legal authority of Sponsor to comply with this Agreement or perform its obligations hereunder.

(c) Except for such matters that would not materially affect the legal authority of Sponsor to comply with this Agreement or perform its obligations hereunder, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over Sponsor, pending, or, to the knowledge of Sponsor, threatened in writing against Sponsor, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Sponsor.

(d) Sponsor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement (other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) those required by the Nasdaq, (iv) any filings pursuant to applicable antitrust laws, and (v) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Agreement that Sponsor reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not materially affect the legal authority of Sponsor to comply with this Agreement or perform its obligations hereunder.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. All representations, warranties and covenants contained in this Agreement shall survive changes in the transactions, documents and instruments described herein, in each case until the end of the Term.

Section 5.2 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 5.3 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC or Sponsor any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 5.5 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto (including Target). The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 5.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by email (with affirmative confirmation receipt) or (iii) by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, to: Live Oak Acquisition Corp. V 4921 William Arnold Road Memphis, Tennessee 38117 Attn: Richard Hendrix Telephone No.: [***] Email: [***]

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Telephone: [***]
Attention: Matthew A. Gray, Esq
Email: [***]

If to the Sponsor, to: Live Oak Sponsor V LLC 4921 William Arnold Road Memphis, Tennessee 38117 Attn: Richard Hendrix Telephone No.: [***] Email: [***]

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Telephone: [***]
Attention: Matthew A. Gray, Esq
Email: [***]

If to Shareholder, to: the address of Shareholder set forth underneath Shareholder’s name on the signature page hereto

Section 5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.8 Entire Agreement; Assignment; Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties (including Target). Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Shareholder acknowledges and agrees that the Target is a third-party beneficiary of the representations, warranties and covenants of the Shareholder contained in Section 4.1 of this Agreement, and that the Target is otherwise an express third-party beneficiary of this Agreement, entitled to enforce the terms hereof against the Shareholder as if it were an original party hereto, and will have the rights of the SPAC hereunder. Other than the Target, this Agreement does not confer any rights or remedies upon any person or entity other than the Parties hereto and their heirs, successors and permitted assigns.

Section 5.9 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act (and, for the avoidance of doubt, any reference in this Agreement to an affiliate of SPAC prior to the Business Combination will include the Sponsor).

Section 5.10 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. Any action, claim, suit or other legal proceeding (a “Proceeding”) arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Proceeding arising out of or relating to this Agreement and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 5.6. Nothing in this Section 5.10 shall affect the right of any Party to serve legal process in any other manner permitted by law. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to obtain an injunction or restraining order to prevent threatened, actual or continuing breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case without the requirement to post any bond or other security or to prove actual damages or that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 5.12 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties hereto. Without limiting the generality of the foregoing sentence, Shareholder (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Ordinary Shares or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Ordinary Shares and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Shareholder has acted independently regarding its decision to enter into this Agreement.

Section 5.13 Waiver against Trust. Shareholder understands that, as described in the IPO Prospectus, SPAC has established a trust account (the “Trust Account”) containing the proceeds of its IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with its IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Ordinary Shares in connection with any shareholder vote on a proposed Business Combination but only in the event that the applicable Business Combination is approved and consummated and subject to the limitations contained in the SPAC organizational documents; (b) to the Public Shareholders who elect to have their Ordinary Shares repurchased by means of a tender offer subject to the provisions contained in the SPAC organizational documents; (c) to the Public Shareholders if any amendment is made to the SPAC’s organizational documents prior to the consummation of the Business Combination (i) to modify the substance or timing of SPAC’s obligations to allow redemption in connection with a Business Combination or to redeem 100% of the Ordinary Shares if SPAC has not consummated a Business Combination within twenty one (21) months after the closing of the IPO (or 24 months from the closing of the IPO if it executes a definitive agreement for an initial business combination within 21 months from the closing the IPO); (ii) with respect to any other material provisions relating to the rights of holders of SPAC Ordinary Shares; or (iii) pre-initial Business Combination activity upon the effectiveness of any such amendment; (d) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty one (21) months after the closing of the IPO (or 24 months from the closing of the IPO if it executes a definitive agreement for an initial business combination within 21 months from the closing the IPO), and subject to extension by amendment to SPAC’s organizational documents, including interest earned on the amounts held in the Trust Account (which interest shall be net of, taxes payable and less up to $100,000 of interest to pay dissolution expenses), and (e) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Shareholder hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Shareholder nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Shareholder on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Shareholder or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. Shareholder agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its affiliates to induce SPAC to enter into this Agreement, and Shareholder further intends and understands such waiver to be valid, binding and enforceable against Shareholder and each of its affiliates under applicable law. Notwithstanding the foregoing, this Section 5.13 shall not prevent Shareholder or its affiliates in the capacity as a Public Shareholder from receiving funds from the Trust Account after the termination of this Agreement upon the redemption of Shareholder’s or its affiliates’ Ordinary Shares or upon the liquidation of SPAC.

Section 5.14 Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf or other electronic document transmission), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Non-Redemption Agreement to be duly executed as of the date first set forth above.

SPAC:

Live Oak Acquisition Corp. V

By:
Name:	Richard J. Hendrix
Title:	Chief Executive Officer

The Sponsor:

Live Oak Sponsor V LLC

By:
Name:	Richard J. Hendrix
Title:	Managing Member

Number of Transferred Sponsor Shares:

Shareholder:

Name(s) of Shareholder:

Signature of Authorized Signatory of Shareholder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Shareholder:

Attention:
Email:
Telephone No.:

Number of Shareholder Shares:

{Signature Page to Non-Redemption Agreement}